Exhibit 99.1

ATC Contact: Michael Powell

Director of Investor Relations

Telephone: (617) 375-7500

FOR IMMEDIATE RELEASE

American Tower Announces Change to Board of Directors

Boston, Massachusetts – September 21, 2005 - American Tower Corporation (NYSE: AMT) announced today that Stephen H. Clark, a member of the Company’s board of directors, has notified the Company that he intends to step down as a director of the Company, effective immediately.

Mr. Clark previously served as the President and Chief Executive Officer of SpectraSite and joined the Company’s board of directors on August 8, 2005, in connection with the Company’s merger with SpectraSite. Mr. Clark notified the Company that he is resigning to pursue other endeavors.

“We appreciate Steve’s contributions to the merger process and his efforts towards the successful integration of American Tower and SpectraSite,” said Jim Taiclet, American Tower’s Chairman and Chief Executive Officer. “Given that the merger integration process is proceeding as planned, we respect Steve’s desire to move on to pursue other opportunities and wish him much success in the future.”

Following Mr. Clark’s departure, the Company’s board will consist of nine members, eight of whom are independent directors.

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in North America. American Tower owns and operates over 22,000 sites in the United States, Mexico, and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites. For more information about American Tower, please visit www.americantower.com.